SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

     FORM N-8A
NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) of the
INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:
LYONS FUNDS

Address of Principal Business Office
(No. & Street, City, State, Zip Code):
807 W. MORSE BLVD., SUITE 105
WINTER PARK, FL 32789

Telephone Number (including Area Code):
(407) 951-8710

Name and address of agent for service of process:
Kerry Falconer
Lyons Wealth Management, LLC
807 Morse Blvd., Suite 105
Winter Park, FL 32789

Copies to:
David D. Jones, Esq.
Copeland & Covert
631 Palm Springs Drive, Suite 115
Altamonte Springs, FL 32701
407-830-7220

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

☐	No
☒	Yes

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Winter Park and State of Florida as of the 6th day of April, 2015.

LYONS FUNDS

By:	/s/ Sander Reed

Sander Reed
President

Attest:	/s/ Kerry Falconer

Kerry Falconer
Treasurer